UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/05/2010

HSN, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34061

DE	26-2590893
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 HSN Drive
St. Petersburg, Florida 33729
(Address of principal executive offices, including zip code)

(727) 872-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 5, 2010, HSN, Inc., a Delaware corporation (the "Company"), entered into the First Amendment to the Employment Agreement dated as of July 29, 2008 (the "Employment Agreement"), of Mindy Grossman, Chief Executive Officer (the "Amendment"). The Amendment modifies the Employment Agreement, among other ways, as follows:

(a)        The initial term of the Employment Agreement is extended until July 31, 2013.

(b)        The annual base salary is increased from $1,000,000 to $1,200,000, effective February 24, 2010.

(c)        The performance target with respect to the annual performance bonus will be increased from 100% of Ms. Grossman's base salary to 125% of Ms. Grossman's base salary, with the actual amount to be awarded based on the extent to which certain pre-established performance goals approved by the Committee are achieved.

(d)        In lieu of the long-term incentive plan described in the Employment Agreement, beginning in 2010, Ms. Grossman will participate in the Company's long-term incentive program designed pursuant to the Company's Amended and Restated 2008 Stock and Annual Incentive Plan, as amended, and generally applicable to all executive officers of the Company. Ms. Grossman's target will be 250% of annual base salary and the form of award will be stock-settled stock appreciation rights with 3-year annual vesting and 10-year terms.

(e)        Ms. Grossman was given a one-time equity award in connection with the execution of the Amendment. This award was in the form of 200,000 restricted stock units vesting over a period of three years with 50% vesting on July 31, 2011, 25% vesting on July 31, 2012, and 25% vesting on July 31, 2013.

The foregoing summary of the Amendment is qualified in its entirety by reference to the First Amendment to Employment Agreement, a copy of which is attached as Exhibit 10.01 and which is incorporated herein by this reference.

Item 9.01.    Financial Statements and Exhibits

10.01        First Amendment to Employment Agreement between Mindy Grossman and HSN, Inc. dated as of August 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSN, INC.

Date: August 05, 2010	By:	/s/ Judy A. Schmeling
Judy A. Schmeling
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.01	First Amendment to Employment Agreement Dated August 5, 2010